Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Principles of Research and License Agreement

June 1, 2015

The principles: Yissum owns certain patent/s, rights, know-how and technical data developed by Prof. Simon Benita (the "Researcher") regarding nanoparticles for topical delivery of active agents (the “Technology”). Immune Pharmaceuticals Ltd. (the "Company") wishes to receive a license from Yissum/it’s new subsidiary for the commercial development and marketing of the Technology and to sponsor research to be conducted by or under the supervision of the Researcher in connection with the further development of the Technology.

A. Negotiations Period

License to Technology	Upon the signing of the definitive research & license agreement (the “Definitive Agreement”) with BNS Ltd., a company to be established by the Researcher and Yissum ("BNS"), the Company shall have certain license rights to the Technology, all as set forth therein.
Negotiations Period	The Definitive Agreement will be signed no later than six (6) months from the date of execution of this MOU (the “Negotiations Period”). This period may be extended by Yissum, in its sole discretion. The Company undertakes to be bound by the confidentiality and non-disclosure obligations set out in Appendix B.
Option/No-Shop Consideration

In consideration for BNS not offering the Technology within the Field (as defined below) to any third party during the Negotiations Period, the Company shall issue 250,000 (two hundred and fifty thousand) shares of the Company, free and clear of any liens or encumbrances (“No-Shop Shares”) to BNS upon the execution of the Definitive Agreement between BNS and the Company. This obligation for the issuance of shares is irrevocable.

The Company will use its reasonable commercial efforts to include the No-Shop Shares as part of any other registration of securities to be filed by the Company in connection with a future resale registration statement on Form S-3 (so called “piggy-back registration rights”); provided, however, that the other security holders participating in such resale registration agreed in writing to the inclusion of the shares under the resale registration statement on Form S-3.

Due Diligence/Evaluation during the Negotiations Period	During the Negotiations Period, the Company shall conduct whatever due diligence and evaluation of the Technology as it sees fit. Yissum and the Researcher will provide reasonable cooperation to the Company.
Lapse of Negotiation Period	If the Definitive Agreement shall not be signed by the end of the Negotiations Period (including any extension), Yissum/BNS and the Researcher shall be free of any obligations to the Company, except for the obligations set forth in the paragraphs entitled "Confidentiality". The Company shall have no claim to any intellectual property developed by the Researcher during the Negotiations Period.

B. Terms of License

Type of License	Exclusive in the Field (with right to grant sublicenses upon Yissum's prior approval, which approval shall not be unreasonably withheld)) to develop and commercialize the Licensed Technology in the Field in the Territory (the "License").
Field of Use:	Topical delivery of Cyclosporin A, only by means of biodegradable nanoparticles (the "Field"). For the avoidance of doubt, the Field does not involve any mechanism for delivery except topical of Cyclosporin A.
Territory	Worldwide (the "Territory").
Term of License	The License will expire, on a country-by-country basis, upon the later of the date of expiration of the last valid Licensed Patent in such country or the end of a period of 15 years from the date of making the First Commercial Sale of the last Product to enter the market in such country. Should the Licensed Patents expire prior to 15 years from the date of the First Commercial Sale in a particular country or countries, the License in that country or those countries shall be deemed a License to the Know-How.
License of Licensed Technology to Approved Affiliate	It is hereby agreed that Yissum shall be free to license the Licensed Technology to a 3rd party affiliated with Yissum and the Researcher (“Approved Affiliate”); provided however, that in such event, Yissum shall assign and the Approved Affiliate shall assume all of the rights and obligations of Yissum hereunder to the Company with regard to the License. Upon such event, the Approved Affiliate and the Company shall sign a written MOU similar to this MOU or a written license agreement similar to the Definitive Agreement, the terms of which shall be adjusted to recognize Yissum’s remaining ownership interest in and to the Licensed Technology (to the extent it holds such ownership retains hereunder), and the Company hereby agrees to sign such agreement.
Licensed Technology	The Licensed Technology shall consist of the Licensed Patents, the Know-How and the Research Results (the "Licensed Technology").
Licensed Patents	The patent application currently entitled: NANOPARTICLES FOR DERMAL AND SYSTEMIC DELIVERY OF DRUGS (Yissum’s Ref: 3451) detailed in Appendix A and all patent applications or registered patents, any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing, all to be listed on an appendix to the Definitive Agreement.
Know-How	Any information, ancillary materials, results, devices and/or know-how in the Field, developed by the Researcher at the Hebrew University (“University”), solely and directly related to the Licensed Patents , but not appearing in the Licensed Patents, prior to the execution of the Definitive Agreement, belonging to Yissum (the "Know-How").
Research Results	The results of any research funded by the Company and conducted by or under the supervision of the Researcher in connection with the Licensed Technology, pursuant and subsequent to the execution of the Definitive Agreement (“Sponsored Research”), including any patent applications and patents, information, material, results, devices and/or other know-how arising from the research (the "Research Results").
Product(s)	Any product, process or service that comprises, contains or incorporates the Licensed Technology and/or the Development Results or any part thereof, or that uses the Licensed Technology and/or the Development Results as a basis for subsequent modifications that are standard in drug development or in drug delivery.
Reserved Rights	Notwithstanding the grant of the License, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University's own internal research, educational and clinical purposes; (ii) to license and/or otherwise convey to other academic and not-for-profit research organizations for no charge other than shipping fees the Licensed Technology for use in non-commercial research; and (iii) to license and/or otherwise convey to any organization the Licensed Technology for research and development relating to commercial applications outside the Field.

Sublicenses	The Company may sublicense its rights under the License, provided that the Company requests and receives Yissum's prior approval of the sublicense agreement, which shall not be unreasonably withheld or delayed. The Company shall ensure that any sublicense shall include terms that make the sublicense dependent on the continued existence of the Definitive Agreement and that bind the sublicensee to observe the relevant material terms of the Definitive Agreement, including the obligation to maintain appropriate insurance.
Consideration

•     Annual License Maintenance Fee of US$30,000 beginning 5 years after the execution of the Definitive Agreement. The Annual License Maintenance Fee shall increase by 30% each year, up to a maximum of US$100,000 per year. An Annual License Maintenance Fee, once paid, may be credited by the Company against Royalties and/or Milestone Payments due within the same calendar year in which the Annual Maintenance Fee was paid.

•     Royalties on net sales of products by the Company, an Affiliate or a Sublicensee in the amounts of:

o     5% on all Products except that: (a) if there is generic competition in a particular country, then the Royalties for that particular country will be reduced to 2.5%; and (b) if there is no patent application or patent in force anywhere in the world, then the Royalties will be reduced to 2.5% world-wide.

•     Sublicense Fees:

o     18% of any non-sales related consideration, except any direct equity financing at market value or reimbursement of R&D costs actually expended by the Company, received by the Company from a sublicense or an option to receive a sublicense for Products and/or Licensed Technology.

•     License Fees:

US$500,000 in four quarterly payments starting the signature of the Definitive Agreement

•     Milestone Payments:

For any Product reaching a milestone as follows, the Company shall pay milestone payments (“Milestone Payments”) as follows:

•     US$60,000 upon IND/IMPD (EU equivalent to IND) submission
*  US$90,000 upon first patient enrolled in Phase I.
*  US$250,000 upon first patient enrolled in Phase II
*  US$500,000 upon first patient enrolled in Phase III
* US$400,000 upon FDA acceptance of an NDA

* US$200,000 upon EMA acceptance of an MAA
* US$2,000,000 upon first commercial sale in the US.
* US$1,000,000 upon first commercial sale in EU

•     In the event that for any of the above milestones the Company receives consideration from a sublicensee for the particular milestone achievement, then the Company shall pay Yissum the higher (not both) of: (a) the amount of the particular Milestone Payment; or (b) the amount of the Sublicense Fees that are due for such sublicensee consideration paid to the Company.

Quarterly reporting, beginning after the earlier of a First Commercial Sale of a Product or the execution of a sublicensing agreement, on all Product sales of the Company, its Affiliates or Sublicensees. Yissum shall have access to Company’s records at reasonable times and upon reasonable prior notice and the right to audit these records once annually and shall have the right to require the Company to cause the audit of its Sublicensees.
Sponsored Research

•     Company to fund Sponsored Research by or under the direction of the Researcher in connection with the development of the Licensed Technology. In the event of transfer of the License to an Approved Affiliate, as set forth hereinabove, such Research shall be carried on by the Researcher through the Approved Affiliate.

•     Sponsored Research to be conducted pursuant to a written research plan agreed upon between the Researcher and the Company (the "Research Plan").

•     The budget for the Sponsored Research shall be a minimum of US$300,000 (inclusive of overhead) for the first year plus VAT and any other applicable taxes, (the "Budget"). Sponsored Research fees will be paid quarterly after signature of the Definitive Agreement at the beginning of each quarter (October 1, January 1, April 1, and July 1) during the duration of the Sponsored Research. For the avoidance of doubt, the Company understands that no Research will begin until the receipt by Yissum of the first payment of such Sponsored Research fees.

•     The Research Plan and Budget shall be reviewed and approved by the parties on an annual basis, and any change shall be subject to the agreement of the parties.

•     Yissum and/or HUJI shall be entitled to obtain additional finance for the Sponsored Research from third parties (including by way of grants) provided that such additional finance does not impair the Company’s rights under the License.

•     The Research Results shall automatically be included in the Licensed Technology.

•     Any consulting-like agreement with or grant of benefits of any kind to the Researcher by the Company in the past shall be disclosed to Yissum and any such new consulting-like agreement shall be accomplished only through a written agreement with Yissum.

•     During the conduct of the Sponsored Research, Yissum shall submit to the Company reports twice yearly of the progress, results, significant findings and/or major issues of the Sponsored Research, as shall be further defined in the Definitive Agreement.

Development Due Diligence

•     The Company shall be responsible for the diligent development of the Licensed Technology.

•     A steering committee made up of 2 representatives of the Company and 2 representatives of Yissum shall be established to monitor the Company's development efforts and shall meet at least once every 6 months.

•     Within 60 days from the start of the Negotiation Period, the Company shall prepare and present to Yissum a written development plan setting forth the development and commercialization efforts it will undertake for the commercial exploitation of the Technology (“Development Plan”), which will be subject to Yissum’s approval and will be an annex to any Definitive Agreement.

•     The Company shall prepare and present to Yissum a written development report every 6 months from the execution of the Definitive Agreement setting forth the activities and achievements of the Company in the development and commercialization of the Licensed Technology. Such report shall include any changes made to the Development Plan.

•     The results of activities carried out by the Company or by third parties at the direction of the Company (other than Sponsored Research or other activities conducted by the Researcher or any University employee) pursuant to the Development Plan, including any invention, patent or patent application, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, discovered in the course of or arising from the performance of the Company’s development work, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any information, material, results, devices and know-how arising therefrom (the "Development Results").

•     The Company's failure to meet the milestones of the Development Plan and to demonstrate commercially reasonable diligence in developing the Licensed Technology shall be a material breach of the Definitive Agreement, which, if not cured, shall result in the termination of the Definitive Agreement.

Ownership/Title

•     All rights in the Licensed Technology shall be solely owned by Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of the Definitive Agreement.

•     All rights in the Development Results shall be solely owned by the Company, except to the extent that an employee of the University and/or the Researcher, is properly considered an inventor of a patentable invention arising from the Development Results, in which case such ownership shall be held jointly and exclusively by the Company and Yissum, as appropriate. Yissum will have the exclusive right to sublicense such jointly owned Development Results outside the Field upon the prior written approval of the Company only, which approval shall not be unreasonably withheld, provided that Yissum shall pay the Company 18% of any consideration received by Yissum from any third party in connection with such jointly owned Development Results outside the Field. For the avoidance of doubt it is stated that should such third party consideration be paid for the jointly owned Development Results together with other information, materials, know-how or technology, the Company’s 18% share shall be from the amount of consideration apportioned only to the jointly owned Development Results.

Patents

•     Yissum will be responsible for prosecuting and maintaining all patents and patent applications at the Company's cost, in consultation with the Company, including a consideration of costs of such actions. The Company agrees to have the responsible patent counsel bill it directly for such costs.

•     All Licensed Patents will be registered in the name of Yissum. Where patents arise from the Development Results, patents shall be registered in the name of the Company, unless an employee of the University is properly to be considered an inventor, in which case the patents shall be registered jointly in the names of the Company and Yissum.

•     Upon the execution of the Definitive Agreement, the Company shall execute a letter of conditional assignment according to which in the event the Company shall cease operations and/or shall be liquidated or shall fail to pay the expenses of the prosecution or maintenance of any joint patents or otherwise be in material breach of the Definitive Agreement, its interest in such joint patents shall be assigned automatically to Yissum; provided that in any such events Yissum shall pay the Company 18% of any consideration received by Yissum from any third party in connection with such joint patents.

•     The Company shall have primary responsibility for enforcing and defending infringement actions concerning the Licensed Patents.

Confidentiality	Standard confidentiality provisions in connection with the Licensed Technology, the Company’s IP and business, including Yissum/HUJI employees’ and consultants’ undertakings.
Publications	Standard terms of freedom of Yissum/University to publish details of the Research and the Licensed Technology subject to the Company’s prior written consent which the Company may reasonably withhold solely to delete Company confidential information and to allow for the filing of patent applications or other IP protection, but in no event for a period longer than 90 days from the day that the Researcher sent the said publication to the Company, after which publication will be automatically permitted.
Liability and Indemnity	No warranties given by Yissum. The Company to hold harmless and indemnify Yissum, the University and their employees in connection with any liability arising from the use of the Licensed Technology.
Insurance	The Company shall maintain appropriate levels of insurance commensurate with the nature of its business.
Termination	Standard termination terms.
Binding

The terms of this MOU represent a binding agreement between the Parties. However, it is not a complete agreement and additional matters not addressed or decided upon here will be negotiated and included in the Definitive License Agreement by the Parties. It is understood that in no case additional matters included in the Definitive License Agreement will materially change in form or in substance the terms of the MOU.

IN WITNESS WHEREOF THE PARTIES BELOW HAVE SIGNED THIS MEMORANDUM OF UNDERSTANDINGS AS OF THE DATE WRITTEN ABOVE:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.

/s/ Yaacov Michlin

By: Yaacov Michlin

Title: Chief Executive Officer

/s/ Ariela Markel

By: Ariela Markel

Title: VP Licensing

Immune Pharmaceuticals Ltd. /s/ Daniel G. Teper By: Daniel G. Teper Title: Chief Executive Officer

The undersigned, Professor Simon Benita, has reviewed, is familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Prof. Simon Benita	June 11, 2015
Prof. Simon Benita	Date signed